UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

August 27, 2024

Date of Report (Date of earliest event reported)

SHAKE SHACK INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36823	47-1941186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

225 Varick Street, Suite 301 New York, New York	10014
(Address of principal executive offices)	(Zip Code)

(646) 747-7200

(Registrant's telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	SHAK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05 Costs Associated with Exit or Disposal Activities.

Shack Inc. (the “Company”) regularly evaluates its portfolio of Company-owned and operated Shack restaurants (“Shacks”). As a result, it has identified locations that are underperforming at the Shack level in part due to changes in the trade area and, in some cases, are negatively impacting other Shacks within their proximity by cannibalizing sales. These Shacks are not projected to provide acceptable returns in the foreseeable future.

As a result of this evaluation, the Company has determined to close nine Company-owned and operated Shacks in California, Ohio and Texas. These closings are expected to optimize the Company’s footprint in these states and maximize profitable growth moving forward, and are not anticipated to impact the Company’s plans to open additional Shacks in these states. The Company currently does not anticipate closing any additional Shacks based on this evaluation for the foreseeable future.

Management in these Shacks will be offered a position in neighboring Shacks and hourly team members will be eligible for rehire at other Shacks, and hourly team members (and any managers who do not accept a transfer) will receive up to 60 days pay. This Shack closure plan was communicated to impacted employees on August 27, 2024 and is expected to be completed by September 25, 2024, subject to finalizing third-party agreements and other contingencies.

The Company expects to record cumulative pretax charges in a range of approximately $28.0 to $30.0 million during the third quarter ending September 25, 2024 as a result of these Shack closures. Cash costs are expected to be in a range of approximately $14.0 to $15.2 million. Included in these cash costs are pretax charges currently expected to be in a range of $12.8 to $13.6 million related to lease termination costs and future lease obligations; employee-related costs currently expected to be in a range of approximately $1.0 to $1.2 million; and other cash costs currently expected to be in a range of approximately $0.2 to $0.4 million, which will primarily consist of charges related to Shack-related closing expenses. Non-cash costs are expected to be in a range of approximately $14.0 to $14.8 million and primarily consist of asset impairment, accelerated depreciation, and asset write-offs.

.

Item 2.06 Material Impairments.

The information set forth in Item 2.05 is incorporated by reference into this Item 2.06.

Item 7.01 Regulation FD Disclosure.

The Company’s overall growth and strategic priorities have not changed as a result of the announced Shack closures, including our previously disclosed expectations for Shack openings in FY 2024 and beyond. The Company is reaffirming its fiscal third quarter 2024 and full-year 2024 guidance as set forth in the Shareholder Letter dated August 1, 2024 furnished to the Securities and Exchange Commission as Exhibit 99.2 to the Current Report on Form 8-K on August 1, 2024.

Forward Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” with expectations concerning, among other things, the expected timing, benefits and costs associated with the Company’s closure plan described in this report. Forward-looking statements include predictions of future results or activities and may contain the words “expect,” “believe,” “will,” “can,” “anticipate,” “project,” “should,” or words or phrases of similar meaning. The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could be affected by a variety of factors and other risks and uncertainties described in its reports and other documents filed with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date of this report, and the Company undertakes no obligation to publicly update them except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Shake Shack Inc.
(Registrant)

Dated: August 27, 2024	By:	/s/ Ronald Palmese, Jr.
Ronald Palmese, Jr.
Chief Legal Officer